Exhibit 10.1

HERTZ GLOBAL HOLDINGS, INC.

SENIOR EXECUTIVE RETENTION LETTER AGREEMENT

Dear ____________:

On behalf of Hertz Global Holdings, Inc. (the “Company”), I am pleased to offer you the opportunity to receive an employee retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). If you do not execute and return a copy of this Agreement which must occur prior to [Insert Date] this Agreement shall be null and void.

1.           Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $___________ (the “Retention Bonus”), payable within 3 days following the Effective Date. You agree that in the event your employment with the Company terminates before January 1, 2022 for any reason other than a Qualifying Termination (the “Retention Date”), you will be required to repay all or a portion of the Retention Bonus to the Company within ten (10) business days of such termination (the “Clawback Amount”). For purposes of this Agreement, the Clawback Amount shall be:

(a)	in the event of a voluntary termination, the Clawback Amount will be a pro-rata portion of the Retention Bonus based upon the portion of the service period that has elapsed prior to the Retention Date (for example, if you remain employed for 90% of the period between the Effective Date and the Retention Date before your voluntary termination, the Clawback Amount will be 10% of the Retention Bonus); or

(b)	in the event of a termination for “Cause” (as defined below) or for any other termination that is not a Qualifying Termination, the Clawback Amount will be 100% of the Retention Bonus.

For the sake of clarity, you will not be required to repay the Retention Bonus if (i) you are terminated in a Qualifying Termination or (ii) you are employed by the Company on the Retention Date. At the option of the Company, all or part of the amount to be re-paid to the Company may be deducted from any amounts owed by the Company or any of its subsidiaries to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with the Company or any subsidiary, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A of the Code.

2.	Definitions. For purposes of this Agreement:

(a)          “Cause” means your (i) continued failure to perform your duties with the Company (other than any such failure resulting from your incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered to you by the person or entity that supervises or manages you, (ii) engaging in misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (iv) abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs your job performance, (v) material violation of any Company policy that results in harm to the Company or any of its Subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A termination for “Cause” shall include a determination by the Company following your termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to you.

(b)          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

(c)          “Disability” means a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of your employment-related duties for a period of six months or longer and, within 30 days after the Company notifies you in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis. The Company’s judgment of Disability shall be final, binding and conclusive. Notwithstanding the foregoing, if you are a party to an employment agreement with the Company or any subsidiary, "Disability" shall have the meaning, if any, specified in such employment agreement.

(d)          “Qualifying Termination” means the termination of your employment before the Retention Date (i) by the Company for a reason other than Cause or (ii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i) and (ii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”), and such Release becomes irrevocable within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Retention Bonus within ten (10) business days after the expiration of the 60-day period.

3.           Severance Coordination. The Retention Bonus is in addition to, and not an offset against, any incentive bonus for 2021 or otherwise or any severance payment you otherwise may be entitled to. Accordingly, any incentive payments for 2021 or otherwise or any cash severance or termination pay otherwise payable to you under the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (or under any other severance plan, change in control agreement, employment agreement or other plan or agreement in which the Company or one of its subsidiaries has agreed to pay cash severance or termination pay) will not be reduced by the amount of the Retention Bonus.

4.           Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5.           No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

6.          Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

7.           Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Florida, without reference to rules relating to conflicts of laws.

8.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.         Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10.         Section 409A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

11.         Voluntary Nature of this Agreement. The Retention Bonus and this Agreement are a voluntary decision being offered to you. You understand that accepting this Retention Bonus is optional.

HERTZ GLOBAL HOLDINGS, INC.

By:

Name:

Title:

My signature below confirms my agreement to the terms of this letter agreement.

Dated:

Signature:

4